   As filed with the Securities and Exchange Commission on August 29, 2002.

                                                   Registration No. 333-______

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        HORACE MANN EDUCATORS CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                       37-0911756
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification Number)

                               1 Horace Mann Plaza
                        Springfield, Illinois 62715-0001
          (Address of Principal Executive Offices, including Zip Code)

       HORACE MANN EDUCATORS CORPORATION 2002 INCENTIVE COMPENSATION PLAN AMENDED AND RESTATED HORACE MANN EDUCATORS CORPORATION 1991 STOCK INCENTIVE PLAN
   HORACE MANN EDUCATORS CORPORATION DEFERRED COMPENSATION PLAN FOR EMPLOYEES
              HORACE MANN SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN
                            (Full title of the Plans)

                                  Ann Caparros
                                 General Counsel
                        Horace Mann Educators Corporation
                               1 Horace Mann Plaza
                           Springfield, Illinois 62715
                                 (217) 789-2500

(Name, address, and telephone number, including area code, of agent for service)

                         Calculation of Registration Fee

                                                Proposed       Proposed
                                                maximum        maximum
Title of                                        offering       aggregate    Amount of
securities to be        Amount to               price per      offering     registration
registered(1)           be registered(1)        Share          price        fee
-------------           ----------------        -----          -----        ---
Common Stock, $0.001
par value               5,650,000 shares         $16.03(2)     $90,569,500  $8,332.39(3)

(1) This registration statement (the "Registration Statement") registers the offer and sale of up to 5,650,000 shares of Common Stock of Horace Mann Educators Corporation (the "Company"), which may be offered and sold from time to time pursuant to the Company's plans, as follows: 3,216,700 shares under the 2002 Incentive Compensation Plan (the "2002 Plan"); 1,883,300 shares under the Amended and Restated Horace Mann Educators Corporation 1991 Stock Incentive Plan (the "1991 Plan"); 50,000 shares under the Horace Mann Educators Corporation Deferred Compensation Plan for Employees (the "DCP"); and 500,000 shares under the Horace Mann Supplemental Retirement and Savings Plan (the "SRSP"). In addition, the Company may make offers, including solicitations of offers to buy shares, under the foregoing plans (the "Plans"), which transactions shall be covered by the Registration Statement. Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of each Plan. Shares that are not issued or delivered under the 1991 Plan will be available for issuance and delivery under the 2002 Plan. In addition, pursuant to Rule 416(b), the Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the SRSP.

(2) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of Common Stock on August 26, 2002, as reported on the composite tape for New York Stock Exchange-listed securities.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $92 per $1 million of proposed maximum aggregate offering price.

================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTE

Item 1: Plan Information

     As permitted by Rule 428 of the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and under the General Instructions to Part I of Item 1 Form S-8, this Registration Statement omits the information specified in Part I of
Item 1 Form S-8.

Item 2: Registrant Information and Employee Plan Annual Information

     The Plan documents, hereby incorporated by reference in Item 3, and any other documents required to be delivered to employees pursuant to Rule 428(b) are available without charge by contacting the Plan Administrator at 1 Horace Mann Plaza, Springfield, Illinois 62715 (217) 789-2500. In addition, the Registrant's website links to the SEC EDGAR data base at www.horacemann.com.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

     The following documents filed by Horace Mann Educators Corporation (the "Registrant" or "HMEC") or by the SRSP with the Commission are hereby incorporated by reference and made a part of this Registration Statement, as of their respective dates:

          (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 001-10890).

          (b) The SRSP's Annual Report on Form 11-K for the fiscal year ended December 31, 2001 (Commission File No. 001-10890).

          (c) The Registrant's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002 and the quarter ended June 30, 2002 (Commission File No. 001-10890), and any Current Report on Form 8-K filed by the Registrant since December 31, 2001.

          (d) The description of the Registrant's Common Stock contained in the Registrant's effective Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description (File No. 001-10890).

     All reports and other documents subsequently filed by the Registrant or the SRSP pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.


Item 5. Interest of Named Experts and Counsel.

     The legality of the shares of Common Stock offered hereby has been passed upon for the Registrant by Ann Caparros, Esq., General Counsel, Chief Compliance Officer and Corporate Secretary of the Registrant. As of August 23, 2002, Ms. Caparros owned 13 shares of the Company's Common Stock and options to purchase 83,300 additional shares.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant and members of the Plan Committee with administrative responsibilities under the SRSP under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Registrant or to its shareholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its shareholders (through shareholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     The Registrant's Bylaws (the "Bylaws") provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     The Bylaws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

     The Bylaws provide that the indemnification described above shall be made by the Registrant only as authorized in the specific case upon a determination by the Registrant's board of directors, independent legal counsel if so directed by the disinterested directors, or the Registrant's stockholders, that such indemnification is proper in the circumstances because such person has met the standard of conduct described above. Expenses incurred in defending such an action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.

     The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant, or is or was serving in any of the capacities set forth above, against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person's status as such whether or not the Registrant would have the power to indemnify such person against such liabilities under such Bylaws.

Item 7. Exemption From Registration Claimed

     Not applicable.


Item 8. Exhibits

     The Exhibits to this Registration Statement on Form S-8 are listed in the
Exhibit Index of this Registration Statement, which Exhibit Index is incorporated herein by reference in response to this Item.

Item 9.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of the SRSP's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the

Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, State of Illinois, on the 29th day of August, 2002.

                                      HORACE MANN EDUCATORS CORPORATION

                                      By:  /s/ Louis G. Lower II
                                         --------------------------------
                                           Louis G. Lower II
                                           President and Chief Executive
                                           Officer


                                POWER OF ATTORNEY

     Each of the directors and/or officers of the Registrant whose signature appears below hereby constitutes and appoints Ann Caparros, as his or her attorney-in-fact to sign his or her name on his or her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 29, 2002 by the following persons in the capacities indicated.

SIGNATURE                   TITLE


/s/ Louis G. Lower II       Director, President, and Chief Executive Officer
-------------------------
Louis G. Lower II           (Principal Executive Officer)



/s/ Peter H. Heckman        Executive Vice President and Chief Financial Officer
-------------------------
Peter H. Heckman            (Principal Financial Officer)



/s/ Bret A. Conklin         Senior Vice President and Controller
-------------------------
Bret A. Conklin             (Principal Accounting Officer)



/s/ William W. Abbott       Director
-------------------------
William W. Abbott

/s/ Mary H. Futrell         Director
-------------------------
Mary H. Futrell



/s/ Donald E. Kiernan       Director

-------------------------
Donald E. Kiernan



/s/ Joseph J. Melone        Director
-------------------------
Joseph J. Melone



/s/ Jeffrey L. Morby        Director
-------------------------
Jeffrey L. Morby



/s/ Shaun F. O'Malley       Director
-------------------------
Shaun F. O'Malley



/s/ Charles A. Parker       Director
-------------------------
Charles A. Parker



/s/ William J. Schoen       Director
-------------------------
William J. Schoen

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the SRSP's Plan Committee (with authority to administer the SRSP) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, State of Illinois, on the 29th day of August, 2002.

                                      HORACE MANN SUPPLEMENTAL RETIREMENT
                                      AND SAVINGS PLAN


                                      By:  /s/ Kathryn E. Karr
                                         ------------------------------
                                         Kathryn E. Karr
                                         Plan Administrator

                                INDEX TO EXHIBITS

Exhibit
Number         Description of Exhibit
--------       ----------------------

4.1(a) Restated Certificate of Incorporation of HMEC, filed with the Delaware Secretary of State on October 6, 1989, incorporated by reference to Exhibit 3.1 to HMEC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996.

4.1(b) Certificate of Amendment to Restated Certificate of Incorporation of HMEC, filed with the Delaware Secretary of State on October 18, 1991, incorporated by reference to Exhibit 3.2 to HMEC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996.

4.1(c) Certificate of Amendment to Restated Certificate of Incorporation of HMEC, filed with the Delaware Secretary of State on August 23, 1995, incorporated by reference to Exhibit 3.3 to HMEC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996.

4.1(d) Certificate of Amendment to Restated Certificate of Incorporation of HMEC, filed with the Delaware Secretary of State on September 23, 1996, incorporated by reference to Exhibit 3.4 to HMEC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996.

4.1(e) Certificate of Amendment to Restated Certificate of Incorporation of HMEC, filed with the Delaware Secretary of State on June 5, 1998, incorporated by reference to Exhibit 3.1 to HMEC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 13, 1998.

4.1(f) Certificate of Amendment to Restated Certificate of Incorporation of HMEC, filed with the Delaware Secretary of State on June 22, 2000, incorporated by reference to Exhibit 3.1(e) to HMEC's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on August 11, 2000.

4.2 Form of Certificate for shares of Common Stock, $0.001 par value per share, of HMEC, incorporated by reference to Exhibit 4.5 to HMEC's Registration Statement on Form S-3 (Registration No. 33-53118) filed with the Commission on October 9, 1992.

4.3 Bylaws of HMEC, incorporated by reference to Exhibit 4.6 to HMEC's Registration Statement on Form S-3 (Registration No. 33-80059) filed with the Commission on December 6, 1995.

5.1            Opinion of Ann Caparros, Esquire.

5.2 The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the

               Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS as necessary in order to qualify the Plan under Section 401 of the Internal Revenue Code.

15             Letter of KPMG LLP re: Unaudited Interim Financial Information

23.1           Consent of KPMG LLP.

23.2           Consent of Ernst & Young LLP.

23.3           Consent  of  Ann Caparros, Esquire (contained  in
               Exhibit 5.1).

24 Power of Attorney (included on the signature page of this Registration Statement).